Exhibit 10.11








May 20, 2004

Mr. Peter M. Lewis
563 Briar Hill Avenue
Toronto, Ontario
M4N 1N1

Dear Peter:

The purpose of this letter is to confirm the services (the "Services") to be provided by you or on your behalf to MDC Partners Inc. (the "Company") and its affiliates following your departure from Canada on or about July 31, 2004 (the "Departure Date"). Prior to the Departure Date, your current employment agreement with the Company dated July 19, 1999 (the "Employment Agreement") will remain in full force and effect. Effective as of the Departure Date, you shall make your services available to the Company for a minimum of 15 days per month. Services are to include, but are not limited to, management and merger and acquisition advisory services. You will report to Miles S. Nadal, Chairman, President and Chief Executive Officer of the Company and will work with senior management of the Company that require your services.

Fees for the services provided, whether billed directly by you or through a holding company, will consist of an annual retainer fee of Cdn$435,000. Retainer fee payments will be paid on the last day of each month commencing in the first full calendar month following the Departure Date. Additional annual retainer fees, to a maximum of Cdn$400,000, may potentially be earned based on criteria established on a mutually agreeable basis, which shall include:

      o  Performance of the Company;

      o Corporate cost of the acquisitions in which you have had a significant role;

      o  Capital amount of financings in which you have had a significant role;

      o  Other criteria to be established on a mutually agreeable basis.

All stock options and stock appreciation rights held by you as at the Departure Date will continue, in the normal course, throughout the term of this agreement, except such rights that expire pursuant to their terms prior to the termination of this agreement.

You will be reimbursed for all travel, mobile phone and entertainment expenses incurred in the performance of the Services hereunder.

The term of this agreement shall be for a period of two years from the Departure Date.

In the course of providing the Services hereunder, you will have access to confidential information and records, data, specifications and other trade secrets of the Company and its affiliates (collectively, "Confidential Information"). Both during and after the term of this agreement, you shall not, directly or indirectly, disclose Confidential Information to any person or use any Confidential Information except as required in the course of providing the Services. You hereby acknowledge that all Confidential Information shall be and remains the Company's sole property. Upon termination of this agreement, you shall return any and all Confidential Information.

In consideration of the entering into of this agreement by the Company, you covenant and agree to and in favour of the Company that you will not, so long as you are retained by the Company hereunder, (a) directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person, as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit her name or any part thereof to be used or employed by any person engaged or concerned with or interested in a business which is substantially similar to the business of the Company or any of its subsidiaries, or (b) directly or indirectly, employ, solicit, service, interfere with or endeavour to entice away from the Company any person, who, at any time during your retainer hereunder, was an officer, director, shareholder, employee, client or active prospect of, the Company or any of its subsidiaries. It is understood and acknowledged by the parties hereto that the covenants set out in this paragraph are essential elements to this agreement. Without intending to limit the remedies available to the Company, you acknowledge that damages at law will be an insufficient remedy in view of the irrevocable harm which will be suffered if you violate the terms of this paragraph and you agree that the Company may apply for and have injunctive relief or specific performance in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions or otherwise specifically to enforce any such covenants and hereby waives any defences thereto.

This agreement may be amended only by an agreement in writing signed by each of the parties. This agreement shall be binding upon and enure to the benefit of and shall be enforceable by and against the Company and its successors and assigns and you and your heirs, beneficiaries and legal representatives. It is agreed that your rights and obligations hereunder may not be delegated or assigned without the consent of the Company.

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the parties hereto hereby irrevocably attorn to such jurisdiction.

This agreement contains the entire agreement of the parties with respect to the provision of Services following the Departure Date and supersedes any prior agreements between the parties, whether written or oral. Upon acceptance of this agreement by you evidenced by your signature below, it is agreed that the Employment Agreement will be automatically terminated effective as of the Departure Date, with neither party thereunder having any rights or obligations outstanding thereunder.

Sincerely yours,

MDC PARTNERS INC.


/s/ Miles S. Nadal
___________________________
Miles S. Nadal
Chairman, President & Chief Executive Officer

Accepted and Agreed:


/s/ Peter M. Lewis
___________________________
Peter M. Lewis


Reviewed and approved by the MDC Compensation Committee Members:


/s/ Richard R. Hylland
____________________________
Richard R. Hylland


/s/ Thomas N. Davidson
____________________________
Thomas N. Davidson


/s/ Guy P. French
____________________________
Guy P. French